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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Clarient, Inc.:

        We consent to the incorporation by reference in the registration statement (Nos. 333-59276, 333-63876, 333-120248, 333-113434, 333-128380, and 333-144783) on Form S-8 of Clarient, Inc. of our report dated March 31, 2008 with respect to the consolidated balance sheets of Clarient, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007, annual report on Form 10-K of Clarient, Inc.

        Our audit report dated March 31, 2008 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and negative cash flows from operations and has working capital and net capital deficiencies. In addition, it is not probable that the Company can remain in compliance with the restrictive monthly financial covenant in its bank credit facility. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2006 and changed its method of accounting for uncertainties in income taxes in 2007.

/s/ KPMG LLP

Costa Mesa, California
March 31, 2008

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  EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM